Zumiez Inc. Reports January 2016 Sales Results

Net Sales Decreased 2.2% to $43.2 Million; January 2016 Comparable Sales Decreased 4.6%

LYNNWOOD, WA -- (Marketwired - February 03, 2016) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced that total net sales for the four-week period ended January 30, 2016 decreased 2.2% to $43.2 million, compared to $44.1 million for the four-week period ended January 31, 2015. The Company's comparable sales decreased 4.6% for the four-week period ended January 30, 2016 compared to a comparable sales increase of 12.3% for the four-week period ended January 31, 2015.

Zumiez plans to release February 2016 sales and fourth quarter 2015 results on March 10, 2016.

To hear the Zumiez prerecorded January sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of January 30, 2016 we operated 658 stores, including 592 in the United States, 42 in Canada, and 24 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200